Exhibit 10.3

EXECUTION COPY

August 25, 2008

Giuseppe Crisafi
1211 North Westshore Boulevard
Suite 512
Tampa, Florida   33607

RE:           Separation Agreement

Dear Joe:

This agreement (the “Agreement”), which is subject to your approval, sets forth The Amacore Group, Inc.’s (“ACGI”) proposed agreement related to the cessation of your employment relationship with ACGI.  The parties’ receipt of the benefits described below is conditioned upon the execution of and continued performance of the terms of this Agreement.

Notice of Resignation:
You will hereby tender your voluntary, irrevocable notice of resignation to ACGI effective immediately upon signing this Agreement in the form attached as Exhibit A.  Your date of resignation will be your “Employment Separation Date” for purposes of this Agreement.

Severance Payment / Terminal Pay:	You agree that you will not receive any severance or termination pay from ACGI, but will instead enter into a consulting agreement (the “Consulting Agreement”) with ACGI.
Health and Dental Insurance:
Upon execution of your Consulting Agreement, ACGI will reimburse you for health and dental insurance costs according to the terms set forth in your Consulting Agreement.  On your Employment Separation Date, you will receive information regarding your right to elect continuation of your group health and dental insurance coverage under federal law (“COBRA”), which if elected may allow you to continue that insurance coverage for the eighteen (18)-month period following your Employment Separation Date.  If you elect such coverage, you will be responsible for the full COBRA premium.

1211 North Westshore Boulevard, Suite 512 ● Tampa, Florida 33607
Phone: 813.289.5552 ● Facsimile: 813.289.5553
www.amacoregroup.com

Giuseppe Crisafi
Seperation Agreement
August 25, 2008

Vacation and Other Benefits:
Any accrued and unused vacation time existing as of your Employment Separation Date will not be paid out and you will not accrue any additional vacation time following your Employment Separation Date.

Any securities of ACGI issued to you under a stock option, equity, or similar plan of ACGI shall remain subject to the terms of such plan and any corresponding agreement granting such securities.  You will no longer be eligible for grants under those plans following your Employment Separation Date, except as may be provided in the Consulting Agreement.

Release of Claims - Including Age Discrimination & Employment Claims :
You hereby release ACGI from any and all actions, causes of action, suits, debts, dues, covenants, contracts, bonuses, controversies, agreements, promises, claims, grievances, charges, complaints, liabilities, obligations, and demands of any sort, in law or in equity, known or unknown, which arose from the beginning of the world to the date you sign this Agreement, which you may have against ACGI.

This release specifically includes, but is not limited to, any claim of discrimination on the basis of disability, race, sex, pregnancy, religion, marital status, sexual orientation, national origin, age, veteran status, special disabled veteran status, or citizenship status, retaliation, or any other category protected by law (including without limitation any claim under 42 U.S.C. §§ 1981, 1983, 1985, 1986 and 1988; Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621, et. seq.; the Florida Civil Rights Act, as amended Fla. Stat. § 760.01 et seq; the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. § 12101 et seq.; the Civil Rights Act of 1991; the Employee Retirement Income Security Act, as amended, 49 U.S.C. § 1001 et. seq.; the Family Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq., or any other law relating to employment matters or prohibiting employment discrimination), breach of express or implied contract, any other contract affecting terms and conditions of employment, failure to pay wages, benefits, severance, or any compensation of any sort, or a covenant of good faith and fair dealing, any personal gain with respect to any claim arising under the qui tam provisions of the False Claims Act, 31 U.S.C. § 3730, any tort, common law or statutory claims in any way arising directly or indirectly out of your employment with or separation from ACGI, or your relationship with ACGI, and any claims to attorney fees or expenses, which your attorney(s) hereby also waive, whether such claims are known or unknown at the time you sign this Agreement; except that you understand you are not releasing any rights or claims arising after you sign this Agreement.

Giuseppe Crisafi
Seperation Agreement
August 25, 2008

ACGI hereby releases you from any and all actions, causes of action, suits, debts, dues, covenants, contracts, bonuses, controversies, agreements, promises, claims, grievances, charges, complaints, liabilities, obligations, and demands of any sort, in law or in equity, known or unknown, which arose from the beginning of the world to the date ACGI signs this Agreement, which ACGI may have against you.

For purposes of the foregoing, the term “ACGI” includes ACGI and all of its present, former and future owners, affiliates and subsidiaries, and all of their respective directors, officers, shareholders, employees, agents, representatives, predecessors, successors and assigns.

The Term “Release” is Construed Broadly:
The term “release” shall be construed broadly and shall be read to include, for example, the terms “discharge” and “waive”.  Nothing in this Agreement is a waiver of your right to file any charge or complaint with administrative agencies such as the United States Equal Employment Opportunity Commission (hereafter, “Excepted Charge”).  However, this exception does not limit the scope of your waiver and release in the paragraphs above, and you waive any right to recover damages or obtain individual relief that might otherwise result from the filing of any Excepted Charge.

Confidentiality:
You represent and agree that you have kept and will keep the circumstances leading to this Agreement completely confidential as to persons not employed by either ACGI or ACGI’s affiliates and will not make known such information to anyone outside of ACGI or its affiliates, at any time under any circumstances (meaning that such information may not be published, displayed, discussed, disclosed, revealed or characterized directly or indirectly, in any way to anyone) except to your spouse, legal counsel, accountants or tax advisors or unless compelled to do so by law.  In the event any such permitted disclosure is made, you warrant that such individuals will also comply with this confidentiality provision.

Giuseppe Crisafi
Seperation Agreement
August 25, 2008

ACGI represents and agrees that it has kept and will keep the circumstances leading to this Agreement completely confidential as to persons not employed by ACGI or its affiliates, except to the extent disclosed by ACGI to its tax or legal counsel. ACGI represents and agrees that to the extent the circumstances leading to this Agreement are disclosed to employees of ACGI or its affiliates, such information will be disclosed only to current executive-level employees of ACGI or its affiliates and only on a need-to-know basis as determined in the sole discretion of ACGI. In the event any such permitted disclosure to employees of ACGI or it affiliates is made, ACGI warrants that such employees will also comply with this confidentiality provision.

Further, the parties agree that if they receive inquiries concerning these matters or this Agreement, they will limit their comments to a positive statement to be a paraphrase of the press release issued by ACGI related to this matter and will not further comment on or characterize these matters.

Entire Benefits:
The parties acknowledge that this Agreement constitutes a compromise settlement payment of expenses, costs, attorneys’ fees, compensatory damages, punitive damages, and any other damages alleged to have been sustained by them.  You acknowledge that this is a waiver of your present and future employment rights.  You further acknowledge that any taxes due on the payments or benefits provided will not provide a basis to set aside or in any way alter this Agreement, unless an obligation of ACGI is breached by it.  Further none of the payments or benefits provided under this Agreement following your Employment Separation Date shall be taken into account as compensation under any ACGI welfare, pension, profit sharing or similar program that bases benefits in whole or in part on compensation received from ACGI.

You further acknowledge that you have lost no wages as a result of your separation from ACGI and that you hereby specifically disavow any entitlement to lost wages.

Directors & Officer’s indemnification:
For the avoidance of doubt, ACGI agrees that it will continue to provide indemnification to you for the period that you were a director or officer according to the terms of Section 15 of that certain Employment Agreement dated September 13, 2007, by and between you and ACGI (“Employment Agreement”), and as permitted by ACGI’s certificate of incorporation and bylaws and by applicable law.  For the further avoidance of doubt, it is the intent of the parties that payments will be made by ACGI to professional representatives (e.g., attorneys, expert witnesses) as the fees and costs are incurred (as opposed to a reimbursement to you).

Giuseppe Crisafi
Seperation Agreement
August 25, 2008

No Admission of Wrongdoing:
The parties understand and agree that this Agreement does not constitute an admission that you or ACGI or any of its officers, directors, employees, representatives or agents has violated any local ordinance, state or federal statute, or principle of common law, or that any party has engaged in any improper or unlawful conduct or wrongdoing against the other party. The parties further agree that they will not characterize this Agreement or the payment of any money or other consideration in accordance with this Agreement as an admission that any party has engaged in any improper or unlawful conduct or wrongdoing against the other party.

Non-Disparaging Remarks:
You agree that you will not make disparaging remarks about ACGI or its affiliates or any of their respective directors, officers, employees, representatives, or agents, or any of their respective products, services, practices or conduct, and ACGI agrees that it and its employees, officers, directors and affiliates will not make any disparaging remarks about you, provided, however, that the parties may give truthful testimony about such matters pursuant to a court order.

Return of ACGI Property:
You hereby certify that on or before your Employment Separation Date, you have left on ACGI premises in good condition all of its property (including but not limited to fax machines, computers and printers), equipment, materials, and information, which were in your possession, custody or control.

Applicable Law:
Delaware law, without regard to its conflicts of law principles, will apply in connection with any dispute or proceeding concerning this Agreement.  With respect to any suit, action or other proceeding arising from, or relating to, this Agreement, the parties hereby irrevocably agree to the exclusive personal jurisdiction and venue of the Federal and state courts located within the state of Florida.

Suit in Violation of This Agreement - Loss of Benefits and Payment of Costs
If any party to this Agreement breaches it, the non-breaching party may bring an action and if successful, the breaching party agrees to pay all costs, expenses and actual attorneys’ fees incurred by the non-breaching party.  If you file a lawsuit asking that the Agreement be declared invalid or unenforceable, you agree that prior to the commencement of such an action you will tender back to ACGI all monies that you received or that were paid on your behalf as consideration for this Agreement.  However, the previous two sentences shall not be applicable to an action challenging the validity of this Agreement under the Age Discrimination in Employment Act.  If your action is unsuccessful, you further agree that you will pay all costs, expenses and actual attorneys’ fees incurred by ACGI in its successful defense against the action.

Giuseppe Crisafi
Seperation Agreement
August 25, 2008

Remedies:
You understand and agree that if you are found by a court of law to have materially breached any of your obligations under this Agreement, you shall forfeit your entitlement to any future compensation or benefits under this Agreement, including the release, which shall be null and void.  ACGI understands and agrees that if it is found by a court of law to have materially breached any of its obligations under this Agreement, it shall forfeit its entitlement to any future benefits under this Agreement, including the release, which shall be null and void.  Notwithstanding the above, the parties shall be entitled to any damages caused by the other's breach.

The parties understand and agree that in the event of a breach the terms of this Agreement, another party may bring a legal action against the breaching party and the non-breaching party shall be entitled to recovery of compensatory damages and its actual attorney’s fees and costs.   The parties further understand and agree that in the event of breach, the non-breaching party may suffer irreparable damages for which there is no adequate remedy at law.   Therefore, the parties agree that in addition to recovery of compensatory damages and actual attorney’s fees and costs, the non-breaching party shall be entitled to injunctive relief to stop the continued breach and such other relief as may be provided at law or equity.

ACGI and you understand and agree that if the applicable party breaches the non-disparagement section herein, the non-breaching party will be entitled to injunctive relief to stop the continued breach and the non-breaching party will also be entitled to $200,000 for each breach of the non-disparagement section as liquidated damages.  The parties acknowledge and agree to the reasonableness of this amount.

Your Attorney:
You acknowledge that you have been and hereby are advised to consult with legal counsel before signing this Agreement and have done so.  Within 14 days of its receipt of an invoice copy, ACGI will reimburse you for your attorneys’ fees related to this matter up to $10,000.

Giuseppe Crisafi
Seperation Agreement
August 25, 2008

Your Consent:
You acknowledge that you have read this Agreement and understand its contents and agree to its terms and conditions freely and voluntarily, that you have made an independent investigation of the facts and are not relying on any statements or representations by ACGI, and that you understand that this Agreement includes a final general release and that you can make no further claims against ACGI having any connection with the subject matter of this Agreement.

No Other Agreements:
This Agreement, along with the Consulting Agreement between the parties entered into simultaneously herewith, supersedes any prior written or oral agreements between ACGI and you concerning the cessation of your employment and any benefits you might receive following that event.

Miscellaneous:
The failure of either party at any time or times to require performance of any provision hereof  shall in no manner effect the right at a later time to enforce the same.  To be effective, any waiver must be contained in a written instrument signed by the party waiving compliance by the other part(y/ies) of the term or covenant as specified.  The waiver by a party of the breach of any term or covenant contained herein, whether by conduct or otherwise, in any one or more instances, shall not be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

If any of the provisions of this Agreement are severable, it being the intention of the parties hereto that should any provision be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

This Agreement may only be amended, varied or modified by a written document executed by the parties hereto.

This Agreement will he binding upon and inure to the benefit of ACGI and any successor to ACGI, including, without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of ACGI whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed ACGI for the purposes of this Agreement.

This Agreement will inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributes and legatees.

Giuseppe Crisafi
Seperation Agreement
August 25, 2008

This Agreement may not be assigned, transferred or otherwise inure to the benefit of any third person, firm or corporation without the written consent by the parties hereto, except that you may assign your rights under this Agreement.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

The obligations set forth in the Release of Claims, Confidentiality, Indemnification, Non-Disparaging Remarks, Return of ACGI Property, Suit in Violation and Remedies sections shall survive any termination or expiration of this Agreement.

Giuseppe Crisafi
Seperation Agreement
August 25, 2008

If you are in agreement with all of the terms stated in this Agreement, please sign both copies where indicated and return one copy to me.

Sincerely,

The Amacore Group, Inc.

/s/ Jay Shafer
Jay Shafer,
President

Giuseppe Crisafi
Seperation Agreement
August 25, 2008

I have read each and every paragraph of this Agreement, I have been advised to consult with my attorney, and I understand my respective rights and obligations.

I further acknowledge that I understand the above agreement includes the release of all claims.  I understand that I am waiving unknown claims and I am doing so intentionally.

Accepted and agreed to this 25th day of August, 2008.

/s/ Giuseppe Crisafi
Giuseppe Crisafi

Exhibit A

Mr. Jay Shafer
President
The Amacore Group, Inc.
1211 North Westshore Boulevard, Suite 512
Tampa, Florida   33607

RE:           Resignation

Dear Jay:

This letter is to inform you that I am resigning from my employment and all of my positions with The Amacore Group, Inc. and all its subsidiaries, including without limitation, Chief Financial Officer and Director, effective August 25, 2008.

Sincerely,

/s/ Giuseppe Crisafi Giuseppe Crisafi